Exhibit 23.2
Consent of Independent Registered Public Accounting Firm

The Board of Directors
iPass Inc.
We consent to the use of our report dated March 13, 2015, with respect to the consolidated statements of operations and comprehensive income, stockholders’ equity and cash flows of iPass Inc. and subsidiaries for the year ended December 31, 2014, and the related financial statement schedule, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Santa Clara, California
August 31, 2017